Exhibit 99.1

Thorne HealthTech, Inc. Enters into Definitive Agreement

to be Acquired by L Catterton for $10.20 Per Share in Cash

L Catterton to Commence a Tender Offer for all of Thorne’s Outstanding Shares of Common Stock

Thorne Stockholders to Receive $10.20 per Share in Cash, Representing a 94% Premium to the Unaffected Price

Independent Special Committee and Thorne Board of Directors Unanimously Approve Transaction and Recommend that All Stockholders Tender Their Shares in the Tender Offer

NEW YORK, N.Y., August 28, 2023 — Thorne HealthTech, Inc. (“Thorne” or the “Company”) (NASDAQ: THRN), a leader in delivering innovative solutions for a personalized approach to health and wellness, announced today that it has entered into a definitive agreement under which L Catterton, a leading global consumer-focused investment firm, will commence a tender offer to acquire all outstanding shares of common stock of Thorne for $10.20 per share in cash through a tender offer. The transaction value of approximately $680 million represents a 94% premium to the unaffected closing share price on July 20, 2023, and a 113% premium to the 30-day volume weighted average price as of the unaffected date of July 20, 2023. Thorne’s independent Special Committee and Board of Directors have each unanimously approved the agreement and recommend that all stockholders tender their shares in the tender offer.

“We are very pleased to have reached an agreement with L Catterton, which offers immediate liquidity at a significant premium to our stockholders,” said Sarah Kauss, a member of Thorne’s Board of Directors and Chair of the Special Committee of Thorne’s Board of Directors. “The transaction is the result of a thorough process overseen and directed by an independent Special Committee of the Board of Directors and is a wonderful outcome for Thorne and its stockholders. The transaction is possible due to the hard work and dedication of Thorne’s world-class team and, on behalf of the Special Committee and the whole Board of Directors, I’d like to thank the entire management team for everything they’ve done to build Thorne into a leading science-driven wellness company that empowers consumers with the support, education, and solutions they need to live a healthier life.”

“This transaction is an excellent outcome for all of our stakeholders and marks the beginning of an exciting new chapter for Thorne,” said Paul Jacobson, Chairman and Chief Executive Officer of Thorne. “For over a decade, we have worked tirelessly to deliver on our mission to bring science-based solutions to the prevention space and empower consumers to live healthier lives longer. L Catterton has an impressive track record of fostering the growth and success of leading global consumer brands. Together with their deep expertise in the health and wellness industry, global reach, and extensive operational capabilities, I am confident L Catterton is the right partner to fuel Thorne’s long-term growth.”

“We have admired Thorne for many years given its uncompromising approach to science and innovation as well as its commitment to transforming consumers’ lives and approach to health and wellness,” said Marc Magliacano, a Managing Partner in L Catterton’s Flagship Fund. “As one of the pioneers of the wellness movement, Thorne continues to lead by example and is on the precipice of breakthrough products and technologies that will allow consumers to significantly extend their healthspans through personalized wellness programs developed by Thorne’s proprietary dataset and protocols.”

Transaction Details

Under the terms of the agreement, which was unanimously approved by Thorne’s independent Special Committee and Board of Directors, L Catterton will commence a tender offer to acquire all of Thorne’s outstanding shares of common stock for $10.20 per share in cash. The transaction is expected to be completed in the fourth quarter of 2023, subject to customary closing conditions, including satisfaction of the minimum tender condition and receipt of regulatory approvals. Subject to the terms and conditions of the agreement, following the completion of the tender offer, L Catterton will acquire any shares of Thorne that are not tendered in the tender offer through a second-step merger for $10.20 per share in cash. Upon completion of the transaction, Thorne will become a privately held company and its shares of common stock will no longer be listed on any public market.

Advisors

CG Sawaya Partners (operating under Canaccord Genuity) served as exclusive financial advisor and Wilson Sonsini Goodrich & Rosati served as legal advisor to Thorne and the Special Committee of the Board of Directors. BofA Securities served as financial advisor and Kirkland & Ellis LLP served as legal advisor to L Catterton.

About Thorne HealthTech, Inc.

Thorne HealthTech is a leader in developing innovative solutions for delivering personalized approaches to health and wellness. As a science-driven wellness company that empowers individuals with the support, education, and solutions they need to achieve healthy aging – living healthier longer – Thorne utilizes testing and data to create improved product efficacy and to deliver personalized solutions to consumers, health professionals, and corporations. Predicated on the power of the individual, Thorne leverages artificial intelligence models to provide insights and personalized data, products, and services that help individuals take a proactive and actionable approach to improve and maintain their health over a lifetime. Thorne is the only supplement manufacturer that collaborates with Mayo Clinic on health and wellness research and content and is trusted by more than five million customers, 47,000+ health-care professionals, thousands of professional athletes, more than 100 professional sports teams, and multiple U.S. National Teams. For more information, visit Thorne.com.

About L Catterton

L Catterton is a market-leading consumer-focused investment firm, managing approximately $34 billion of equity capital and three multi-product platforms: private equity, credit, and real estate. Leveraging deep category insight, operational excellence, and a broad network of strategic relationships, L Catterton’s team of more than 200 investment and operating professionals across 17 offices partners with management teams to drive differentiated value creation across its portfolio. Founded in 1989, the firm has made over 250 investments in some of the world’s most iconic consumer brands. For more information about L Catterton, please visit www.lcatterton.com.

Additional Information and Where to Find It

In connection with the proposed acquisition of Thorne HealthTech, Inc. (“Thorne”), Healthspan Merger Sub, Inc. (“Purchaser”) will commence a tender offer for all of the outstanding shares of Thorne. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Thorne. It is also not a substitute for the tender offer materials that Purchaser will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. The solicitation and offer to buy the outstanding shares of Thorne will only be made pursuant to an offer to purchase and related tender offer materials. At the time of the commencement of the tender offer, Purchaser will file tender offer materials on Schedule TO with the SEC, and Thorne will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THORNE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Thorne’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to Thorne’s stockholders by visiting Thorne’s website (https://investors.thornehealthtech.com/). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Thorne with the SEC) will be available free of charge on the SEC’s website (http://www.sec.gov) upon filing with the SEC. THORNE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR THORNE WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND THORNE.

Forward-Looking Statements

This communication contains forward-looking statements. All statements other than statements of historical facts contained in this communication are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this communication include, but are not limited to, statements regarding Thorne’s pending acquisition by L Catterton or its affiliates (the “Transaction”), including the expected timing of the closing of the Transaction and considerations taken into account by Thorne’s Special Committee of the Board of Directors and Thorne’s Board of Directors in approving the Transaction. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of Thorne’s assumptions prove incorrect, Thorne’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include the risk that the conditions to the tender offer or the closing of the Transaction are not satisfied, including the risk that a sufficient number of Thorne’s stockholders do not tender their shares into the tender offer or otherwise participate in the Transaction; risks associated with potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; risks that the Transaction disrupts the current plans and operations of Thorne; and the risks and uncertainties described in the section titled “Risk Factors” and elsewhere in Thorne’s filings made with the SEC, including its Annual Report on Form 10-K filed on March 31, 2023 and its subsequent Quarterly Reports on Form 10-Q and other SEC filings, copies of which are available free of charge on the SEC website at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. All forward-looking statements in this communication are based on information available to Thorne as of the date of this communication, and Thorne does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts:

Thorne HealthTech:

Jordan Fisher

Jordan.Fisher@edelmansmithfield.com

L Catterton:

Julie Hamilton

Julie.hamilton@lcatterton.com

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